SYNERGY RESOURCES REPORTS MID-YEAR RESERVE ESTIMATES

PLATTEVILLE, CO, JUNE 22, 2012: Synergy Resources Corporation (NYSE MKT: SYRG), a domestic oil and gas exploration and production company focused in the Denver-Julesburg Basin (the “D-J Basin”), today announced the completion of its mid-year reserve analysis.  The evaluation was prepared with an effective date of February 29, 2012, and reflects development activity during the first six months of the fiscal year. As of February 29, 2012, the Company had estimated proved reserves of 3.492 million barrels of oil and 23.798 billion cubic feet of gas. The estimated present value before tax (discounted at 10%) is $122.576 million.  Compared to the annual reserve report prepared at August 31, 2011, quantities increased by 68% and value increased by 71%.

The following table presents estimated future revenues and income attributable to Synergy’s leasehold interests as of February 29, 2012.

				FUTURE
				NET
			FUTURE	INCOME
PROVED	OIL	GAS	GROSS	BEFORE	DISCOUNTED
RESERVES	BBLS	MCF	REVENUEs	TAX	AT 10%
Developed Producing	870,745	5,551,989	$99,621,000	$78,966,000	$48,085,000
Developed Non-Producing	207,163	1,824,607	25,844,000	16,821,000	9,128,000
Undeveloped	2,413,863	16,421,174	281,037,000	174,657,000	65,363,000
Total	3,491,770	23,797,770	$406,502,000	$270,444,000	$122,576,000

The estimates were prepared in accordance with guidelines established by the Securities and Exchange Commission for proved reserves.  Probable and possible reserves are excluded.  Prices are based on a trailing twelve month average and are held constant over the life of the properties. Similarly, costs are held constant for the duration of the well.

About Synergy Resources Corporation

Synergy Resources Corporation is a domestic oil and natural gas exploration and production company.  Synergy’s core area of operations is in the Denver-Julesburg Basin, which encompasses Colorado, Wyoming, Kansas, and Nebraska.  The Wattenberg field in the D-J Basin is one of the most prolific production areas in the United States.  Synergy’s corporate offices are located in Platteville, Colorado.  More company news and information is available at www.synergyresourcescorporation.com.

This press release may contain forward-looking statements.  The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information.  Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information.

Contact:
Synergy Resources Corporation
970-737-1073
investorrelations@syrginfo.com